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EL NINO VENTURES INC.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual General Meeting of the Shareholders of El Nino Ventures Inc. (the "Company") will be held at 2303 West 41st Avenue, Vancouver, British Columbia, V6M 2A3 on Monday June 21, 2004 at 10:00 a.m. (Vancouver time) for the following purposes:

1.

To receive and consider the Annual Report prepared by the Directors of the Company, the financial statements of the Company for the fiscal year ended January 31, 2004, and the auditors’ report thereon.

2.

To approve and ratify the actions, deeds, and conduct of the Directors on behalf of the Company since the date of the last Annual General Meeting.

3.

To re-appoint Smythe Ratcliffe, Chartered Accountants, as auditors for the ensuing year and to authorize the Directors to fix their remuneration.

1.

To elect Directors for the ensuing year.

5.

To approve, by disinterested shareholders, the amendment to the Company’s stock option plan (the “Plan”) to increase the maximum number of common shares of the Company which may be allocated for issuance pursuant to incentive stock options under the Plan to 914,309 shares, representing 20% of the issued and outstanding shares of the Company.

6.

To approve, by disinterested shareholders, the amendment(s) to any stock options granted to insiders.

7.

To approve, by special resolutions that:

a)

The Notice of Articles of the Company be altered to remove the application of the pre-existing company provisions, through the filing of a Notice of Alteration;

b)

Subject to paragraph c below, the solicitors for the Company are authorized and directed to prepare and electronically file the Notice of Alteration with the Registrar of Companies; and

c)

The Notice of Alteration shall not be filed with the Registrar of Companies unless and until this resolution has been received for deposit at the Company’s record office.

8.

To adopt the following special resolutions that:

a)

The existing articles of the Company be deleted in their entirety and the form of Articles presented at the Meeting be adopted as the Articles of the Company; and

b)

The alterations made to the Company’s Articles shall take effect upon deposit of this resolution into the Company’s Minute Book.

9.

To approve the hours for inspection of the companies records to be between the hours of 10:00 a.m. and 12:00 p.m. on normal business days in the Province of British Columbia.

10.

To approve, by disinterested shareholders, potential investments of the Company in certain reporting companies that are affiliated to the Company, being:  CanAlaska Ventures Ltd., Pacific North West Capital Corp. and Freegold Ventures Limited.

11.

To transact any other business which may properly come before the Meeting.

It is important that your shares be represented at this Meeting to ensure a quorum.  If you cannot be present to vote in person, please ensure that your proxy or, if a corporation, your representative, is appointed and present to vote on your behalf at the Meeting.  Instructions regarding the appointment of a proxy or representative are contained in the Information Circular.

DATED at Vancouver, British Columbia this 17th day of May, 2004.

BY ORDER OF THE BOARD OF DIRECTORS

"Harry Barr"

Harry Barr

President & CEO